Exhibit (h)(1)

Form of

FORM OF

TRANSFER AGENCY AGREEMENT

THIS TRANSFER AGENCY AGREEMENT (the “Agreement”) is made as of __, 2016, by and between Clayton Street Trust, a Delaware statutory trust (the “Trust”) which offers each of its portfolios in one or more classes of shares, and Janus Services LLC, a Delaware limited liability company (“JSLLC”).

The Trust desires to appoint JSLLC as its transfer agent for all series of the Trust and JSLLC desires to accept such appointment.

1. Appointment. Subject to the conditions set forth in this Agreement, the Trust hereby appoints JSLLC as its transfer agent and JSLLC hereby accepts such appointment with respect to all classes of the Trust. If the Trustees of the Trust hereafter determine to issue additional classes of shares of a portfolio, JSLLC agrees that it will act as transfer agent for the shares so classified on the terms set forth in this Agreement.

2. Services.

a. JSLLC agrees that it will perform or arrange for the performance by others of all of the customary services of a transfer agent of an investment company in accordance with the policies and practices of the Trust as disclosed in its registration materials or otherwise communicated to JSLLC from time to time, including, without limitation, the following: recording the ownership, transfer, conversion, and cancellation of ownership of shares of the Trust on the books of the Trust; establishing and maintaining shareholder accounts; preparing shareholder meeting lists, mailing proxies, receiving and tabulating proxies; mailing shareholder reports and prospectuses; recording reinvestments of dividends and distributions in Trust shares; preparing and mailing confirmation forms to shareholders and dealers for purchases and redemptions of Trust shares and other transactions for which confirmations are required; paying redemption proceeds and dividends as required by the prospectus of each series of the Trust and as instructed by shareholders; and cooperating with insurance companies, qualified plans, broker-dealers and financial intermediaries who represent shareholders of the Trust.

b. Undertaking certain anti-money laundering and identity theft prevention responsibilities as detailed in Janus’ Anti-Money Laundering Program (including customer identification) and Janus’ Identity Theft Prevention Program (if applicable) as approved by the Trustees pursuant to the USA PATRIOT Act and the Bank Secrecy Act, as amended (collectively, the “AML Acts”), and the Red Flag Rules, respectively.

(i)	JSLLC shall perform the services necessary to ensure that the Trust is in compliance with the AML Acts including but not limited to implementing policies and procedures, screening for customer identification, maintaining books and records and responding to requests for information pursuant to AML Acts.

(ii)	JSLLC shall perform the services necessary to ensure that the Trust is in compliance with the Red Flag Rules including but not limited to implementing and updating applicable policies and procedures, identifying patterns, practices or activities that indicate the possible existence of identity theft, and responding to and mitigating identity theft, as applicable to the Trust.

3. Records.

a. JSLLC shall maintain such books and records relating to transactions effected by JSLLC pursuant to this Agreement as are required by the Investment Company Act of 1940, as amended (the “1940 Act”), or by rules or regulations thereunder, to be maintained by the Trust or its transfer agent with respect to such transactions. JSLLC shall preserve, or cause to be preserved, any such books and records for the period and in the manner prescribed by any such law, rule, or regulation, and shall furnish the Trust such information as to such transactions and at such times as may be reasonably required by it to comply with applicable laws and regulations. To the extent required by the 1940 Act and the rules and regulations thereunder, JSLLC agrees that all records maintained by JSLLC relating to the services performed by JSLLC pursuant to this Agreement are the property of the Trust and will be preserved and will be surrendered promptly to the Trust upon request.

b. JSLLC shall create and maintain books and records as required for the Trust by the AML Acts and Red Flag Rules and make such books and records available for inspection to the FTC, U.S. Department of Treasury’s Financial Crimes Enforcement Network and the Securities and Exchange Commission as may be requested pursuant to the Red Flag Rules and AML Acts. JSLLC will notify the Trust of any such requests.

4. Share Registration. All requisite steps will be taken by the Trust from time to time when and as necessary to register the Trust’s shares for sale with the SEC and in all states in which the Trust’s shares shall at the time be offered for sale and require registration.

5. Compensation and Expenses. Each class of each series of the Trust shall reimburse JSLLC for out-of-pocket expenses incurred by JSLLC in connection with its performance of services rendered under this Agreement to that class. JSLLC shall bill the appropriate class as soon as practicable after the end of each calendar month for the expenses for that month. The class shall promptly pay to JSLLC the amount of such billing. In addition, JSLLC may receive from each class of each series of the Trust a fee at an annual rate of 0.10% of average daily net assets of such class of Shares, for arranging for the provision of administrative services, including, but not limited to, recordkeeping, subaccounting, order processing for insurance company separate accounts, or other services provided on behalf of contract holders (such as, but not limited to, processing and aggregating purchase and redemption transactions, providing periodic statements, etc.) or other services to insurance company contract holders that JSLLC would have to perform if it were dealing directly with the contract holders as shareholders of record.

6. Indemnification.

a. JSLLC shall not be responsible for, and the Trust shall hold harmless and indemnify JSLLC from and against, any loss by or liability to the Trust or a third party (including reasonable attorney’s fees and costs) in connection with any claim or suit asserting any such liability arising out of or attributable to actions taken or omitted by JSLLC or any of its agents pursuant to this Agreement, unless JSLLC’s actions or omissions constitute gross negligence or willful misconduct. The Trust will be responsible for, and will have the right to conduct or control the defense of, any litigation asserting liability against which JSLLC is indemnified hereunder. JSLLC will not be under any obligation to prosecute or defend any action or suit with respect to the agency relationship hereunder, which, in its opinion, may involve it in expense or liability for which it is indemnified hereunder, unless the Trust will, as often as requested, furnish JSLLC with reasonable, satisfactory security and indemnity against such expense or liability.

b. JSLLC will hold harmless and indemnify the Trust from and against any loss or liability (including reasonable attorney’s fees and costs) arising out of any failure by JSLLC to comply with the terms of this Agreement due to JSLLC’s gross negligence or willful misconduct.

7. Termination of Agreement.

a. This Agreement may be terminated by either party upon receipt of sixty (60) days’ written notice from the other party.

b. The Trust, in addition to any other rights and remedies, shall have the right to terminate this Agreement immediately upon the occurrence at any time of any of the following events:

(1) Any interruption or cessation of operations of JSLLC or its assigns that materially interferes with the business operation of the Trust;

(2) The bankruptcy of JSLLC or its assigns or the appointment of a receiver for JSLLC or its assigns;

(3) Any merger, consolidation, or sale of substantially all the assets of JSLLC or its assigns;

(4) Failure by JSLLC or its assigns to perform its duties in accordance with this Agreement, which failure materially adversely affects the business operations of the Trust and which failure continues for ten (10) days after receipt of written notice from JSLLC.

c. In the event of termination, each class of the Trust will promptly pay JSLLC all amounts due to JSLLC hereunder.

d. In the event of termination, JSLLC will use its best efforts to transfer the books and records of the Trust to the designated successor agent and to provide other information relating to its services provided hereunder for reasonable compensation therefore.

8. Assignment.

a. Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other; provided, however, that any such assignment shall be subject to the prior written approval of the Trust and no such assignment will relieve JSLLC of any of its obligations hereunder. JSLLC may, however, employ agents to assist it in performing its duties hereunder.

b. This Agreement will inure to the benefit of and be binding upon the parties and their respective successors and assigns.

9. Governing Law. This Agreement shall be governed by the laws of the State of Colorado.

10. Amendments. No provisions of this Agreement may be amended or modified in any manner, except by a written agreement properly authorized and executed by both parties hereto.

11. Limitation of Personal Liability. The parties to this Agreement acknowledge and agree that all liabilities of the Trust arising, directly or indirectly, under this Agreement, of any and every nature whatsoever, shall be satisfied solely out of the assets of the Trust and that no Trustee, officer or holder of shares of beneficial interest of the Trust shall be personally liable for any of such liabilities.

IN WITNESS WHEREOF, the parties have executed this Agreement.

CLAYTON STREET TRUST

By:
Name:	Title:

JANUS SERVICES LLC

By:
Name:	Title:

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